Exhibit 99.1

2500 CityWest Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax

FOR IMMEDIATE RELEASE August 1, 2012	Contact: Brent Smith Executive Vice President, Chief Financial Officer and Treasurer (713) 361-2634

Cal Dive Reports Second Quarter 2012 Results

HOUSTON, TX – (August 1, 2012) Cal Dive International, Inc. (NYSE:DVR) reported a second quarter 2012 loss of $5.7 million, or $0.06 per diluted share.  This compares to a loss of $5.0 million, or $0.05 per diluted share for second quarter 2011.  The results for second quarter 2012 included an effective tax benefit rate of 38%, compared to a higher effective tax benefit rate of 66% for the second quarter 2011 which provided an increased tax benefit of $0.04 per diluted share for 2011.  The operating results for the second quarter of 2012 reflect the negative impact from Tropical Storm Debby that moved through the Gulf of Mexico during the latter half of June and idled over half of the Company’s active fleet during this time.  Notwithstanding this impact, operating loss improved $3.3 million compared to the second quarter of 2011, and EBITDA improved by $3.4 million for second quarter 2012 to $10.7 million compared to $7.3 million for second quarter 2011.  While there were offsetting factors, the improvements were primarily due to a significant reduction in overhead costs from the Company’s cost reduction measures implemented in 2011.

Quinn Hébert, Chairman, President and Chief Executive Officer of Cal Dive, stated, “We were pleased that we experienced higher utilization during the second quarter 2012 compared to the same period of 2011 as the Gulf of Mexico demand for our services continues to slowly recover.  Unfortunately, Tropical Storm Debby negatively impacted the financial benefit we would have realized from the increased activity in June.  Specifically, lump sum price contracts were significantly impacted by the storm’s interruption.  Looking forward into the third quarter, we expect strong utilization levels domestically and that most of our assets that are available to work will be busy.  However, pricing remains very competitive and it is uncertain when we will start to see pricing increase.  We remain focused on maintaining our market share in the Gulf of Mexico to allow for strong utilization coupled with continued excellent project execution.

“We remain busy internationally.  In Mexico, we have $34 million of revenue remaining in 2012 on our existing contracts and we are actively bidding more work to commence this year.  Additionally, we were very pleased with our recent announcement of our alliance with Fugro TSM and our joint charter of the Toisa Paladin.  We believe this alliance and such a high class asset will help grow our presence in Australia and provide enhanced opportunities in other parts of the world.  Finally, we commenced our first project in West Africa in July and continue to bid for more work in the region.”

Mr. Hébert continued, “We also recently completed a convertible debt offering and used the net proceeds of approximately $83 million to repay a significant portion of our existing term loan.  We believe replacing a significant portion of our secured debt with unsecured debt that will be excluded from the leverage ratio covenant of our credit agreement provides us with the long-term financial flexibility and liquidity needed to operate and grow the Company, while maintaining a relatively low cash interest rate on our debt.”

Financial Highlights

•
Backlog:  Contracted backlog was $238 million as of June 30, 2012, of which 71% is expected to be performed in 2012.  This compares to backlog of $178 million at December 31, 2011 and $176 million at June 30, 2011.  The backlog as of June 30, 2012 excludes work for the recently announced Toisa Paladin charter for the fourth quarter.

•
Revenues:  Second quarter 2012 revenues decreased by $3.7 million to $120.3 million as compared to second quarter 2011.  The decrease is primarily due to the impact of Tropical Storm Debby, which idled more than half of the Company’s active vessels during the latter half of June as the storm moved through the Gulf of Mexico.

•
Gross Profit: Second quarter 2012 gross profit decreased by $1.5 million to $0.2 million as compared to second quarter 2011.  The decrease in profit is primarily due to the same reasons as the revenues decrease discussed above partially offset by lower costs.

•
SG&A: Second quarter 2012 SG&A decreased by $4.0 million, or 24%, to $12.8 million as compared to second quarter 2011.  The decrease is primarily due to various cost reduction measures implemented by the Company in response to the lower levels of business activity over the last 18 months.  As a percentage of revenues, SG&A was 11% for the second quarter 2012 compared to 14% for the second quarter 2011.

•
Net Interest Expense: Second quarter 2012 net interest expense increased by $1.0 million to $3.3 million as compared to second quarter 2011, primarily due to higher interest rate margins under the Company’s credit facility and higher average outstanding balances under its revolving credit facility.

•
Income Tax: The effective tax benefit rate for the second quarter 2012 was 38.4% compared to 66.2% for the second quarter 2011.  The tax benefit rate for 2012 reflects the mix of pre-tax profit between U.S. and international jurisdictions with varying statutory rates.  The high tax benefit rate in 2011 was primarily due to a one time change in the management structure of certain foreign operations.

•
Balance Sheet:  Debt consisted of $131.8 million under a term loan and $27.0 million outstanding under a revolving credit facility, and cash and cash equivalents were $10.1 million, for a net debt position of $148.7 million as of June 30, 2012, compared to net debt positions of $134.4 million at December 31, 2011 and $182.7 million at June 30, 2011.  The increase in net debt from December 31, 2011 is primarily due to customary, seasonal working capital needs.

Further details will be provided during Cal Dive’s conference call, scheduled for 9 a.m. Central Time on August 2, 2012.  The teleconference dial-in numbers are:  (800) 329-9097 (domestic), (617) 614-4929 (international), passcode 47971631. Investors will be able to obtain the slide presentation and listen to the live conference call broadcast from the Investor Relations page at www.caldive.com. A replay will also be available from the Investor Relations-Presentations page.

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial, platform installation and platform salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Australia, Southeast Asia, China, West Africa, the Middle East and the Mediterranean, with a diversified fleet of surface and saturation diving support vessels and construction barges.

CAUTIONARY STATEMENT

This press release may include “forward-looking” statements that are generally identifiable through the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project” and similar expressions and include any statements that are made regarding earnings expectations.  The forward-looking statements speak only as of the date of this release, and the Company undertakes no obligation to update or revise such statements to reflect new information or events as they occur.  Actual future results may differ materially due to a variety of factors, including current economic and financial market conditions, changes in commodity prices for oil and natural gas and in the level of offshore exploration, development and production activity in the oil and natural gas industry, the impact on the market and regulatory environment in the U.S. Gulf of Mexico resulting from the Macondo well blowout, the inability to obtain contracts with favorable pricing terms if there is a downturn in the Company’s business cycle, intense competition in the Company’s industry, the operational risks inherent in the Company’s business, and other risks detailed in the Company’s most recently filed Annual Report on Form 10-K.

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Revenues	$120,321	$124,040	$180,338	$219,471
Cost of sales	120,168	122,386	196,605	225,043
Gross profit (loss )	153	1,654	(16,267)	(5,572)
Selling and administrative expenses	12,846	16,883	26,338	32,836
Asset impairment	-	-	1,351	-
(Gain) on sale of assets and other	(3,522)	(487)	(3,333)	(3,319)
(Recovery of) doubtful accounts	-	(2,240)	-	(2,240)
Operating loss	(9,171)	(12,502)	(40,623)	(32,849)
Interest expense, net	3,308	2,314	5,608	4,341
Other (income) expense, net	144	14	(197)	162
Loss before income taxes	(12,623)	(14,830)	(46,034)	(37,352)
Income tax benefit	(4,851)	(9,816)	(13,240)	(13,593)
Net loss	(7,772)	(5,014)	(32,794)	(23,759)
Loss attributable to noncontrolling interest	(2,073)	-	(2,790)	-
Loss attributable to Cal Dive	$(5,699)	$(5,014)	$(30,004)	$(23,759)

Loss per share attributable to Cal Dive:
Basic and diluted	$(0.06)	$(0.05)	$(0.32)	$(0.26)

Weighted average shares outstanding:
Basic and diluted	92,678	91,659	92,699	91,674

Other financial data:
Depreciation and amortization	$15,914	$17,476	$30,550	$34,352
Non-cash stock compensation expense	2,000	2,318	4,378	4,598
EBITDA	10,672	7,278	(1,357)	5,939

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2012	2011
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$10,066	$15,598
Accounts receivable, net	116,020	108,420
Other current assets	23,060	56,914
Total current assets	149,146	180,932

Net property and equipment	501,591	496,771

Other assets, net	29,467	27,237

Total assets	$680,204	$704,940

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$86,847	$78,277
Other current liabilities	26,911	36,775
Current maturities of long-term debt	8,913	6,000
Total current liabilities	122,671	121,052

Long-term debt	149,919	144,000
Other long-term liabilities	107,045	110,247
Total liabilities	379,635	375,299

Total equity	300,569	329,641

Total liabilities and equity	$680,204	$704,940

Reconciliation of Non-GAAP Financial Measures
For the Periods Ended June 30, 2012 and 2011
(in thousands)

In addition to net income, one primary measure that the Company uses to evaluate financial performance is earnings before net interest expense, taxes, depreciation and amortization, or EBITDA. The Company uses EBITDA to measure operational strengths and the performance of its business and not to measure liquidity. EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues, and should be considered in addition to, and not as a substitute for, net income and other measures of financial performance reported in accordance with GAAP. Furthermore, EBITDA presentations may vary among companies; thus, the Company's EBITDA may not be comparable to similarly titled measures of other companies.

 The Company believes EBITDA is useful as a measurement tool because it helps investors evaluate and compare operating performance from period to period by removing the impact of capital structure (primarily interest charges from outstanding debt) and asset base (primarily depreciation and amortization of vessels) from operating results. The Company's management uses EBITDA in communications with lenders, rating agencies and others, concerning financial performance.

 The following table presents a reconciliation of EBITDA to income (loss) attributable to Cal Dive, which is the most directly comparable GAAP financial measure of the Company's operating results:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
EBITDA	$10,672	$7,278	$(1,357)	$5,939
Less: Depreciation & Amortization	15,914	17,476	30,550	34,352
Less: Income Tax Expense (Benefit)	(4,851)	(9,816)	(13,240)	(13,593)
Less: Net Interest Expense	3,308	2,314	5,608	4,341
Less: Non-Cash Stock Compensation Expense	2,000	2,318	4,378	4,598
Less: Non-Cash Impairment Charge	-	-	1,351	-
Loss Attributable to Cal Dive	$(5,699)	$(5,014)	$(30,004)	$(23,759)

	As of 6/30/12
Total Debt	$158,832
Less: Cash	(10,066)
Net Debt	$148,766